EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR No. 333-296641 and Form S-8 (Nos. 333-296611, 333-288077, 333-277666, 333-265414, 333-239218, and 333-210881) of Super Micro Computer, Inc. (the Company) of our reports dated August 31, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2026.

/s/ BDO USA, P.C.
San Jose, California
August 31, 2026